Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Provides Operational Update for the Fourth Quarter 2020

HOUSTON--(BUSINESS WIRE)—January 19, 2021 -- NOV Inc. (NYSE: NOV) announced today that it expects fourth quarter 2020 revenue and earnings to be below prior guidance.  On a consolidated basis, the Company expects to report revenues of $1.33 billion, a GAAP operating loss of $327 million and Adjusted EBITDA of $17 million.

“While rising North American activity levels drove higher revenues in the U.S. for our shorter-cycle businesses, international markets and demand for capital equipment remained soft through year-end, which led to fourth quarter results that were below our expectations for our three segments,” commented Clay Williams, Chairman, President, and CEO. “The resurgence of COVID-19 caused customers to defer orders and resulted in a slower pace of bookings in the second half of the quarter; however, we still achieved a sequential increase in orders of 27 percent for our Completion & Production Solutions segment and a 105 percent book-to-bill for our Rig Technologies segment.”

“Despite the challenging operating environment for our later-cycle business and our ongoing investments in developing new products and technologies, free cash flow remained healthy and in-line with prior guidance.  While we expect continued softness in our first quarter 2021 results, we are optimistic that improving commodity prices, rising activity, and the actions we are taking to position NOV for the future will result in improved profitability over the course of 2021.”

The Company is finalizing its financial close process for the fourth quarter and full year 2020 and will provide complete results in a press release issued after market close on Thursday, February 4, 2021. NOV will conduct its fourth quarter 2020 conference call on Friday, February 5, 2021 at 10 a.m. (Central Time).  The call will be webcast live on www.nov.com/investors.

About NOV

NOV delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Adjusted EBITDA is operating loss of approximately $327 million, plus depreciation and amortization of $82 million and other items of $262 million. The Company discloses Adjusted EBITDA in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations and uses it internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Source: NOV Inc.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com